May 12, 1999


Dear Christine:

This letter is to serve as confirmation of the employment agreement between you and ArthroCare Corporation (the "Company"). You currently hold the position of Vice President, Finance and Chief Financial Officer. In this position, you are expected to devote your full business time, attention and energies to the performance of your duties with the Company. The effective date of your employment was January 9, 1998, and you report directly to me.

The terms of your offer are as follows:

1. Compensation: Your annual salary is $135,000.00. The Company pays you $5,192.23 bi-weekly in accordance with the Company's standard payroll policies. Your salary began as of the effective date of employment at a rate agreed upon at that time. The first and last payment by the Company to you will be adjusted, as necessary, to reflect a commencement or termination date other than the first or the last working day of any period. You are also eligible for an annual bonus of approximately 30% of your then-current salary which is based upon the successful completion of agreed upon goals and objectives and the Company's financial performance.

2. Benefits: You are entitled, during the term of your employment, to the Company's standard vacation and benefits covering employees, as such may be in effect from time to time.

3. Stock Options: The Company granted you an initial option to purchase 75,000 shares of the Company's Common Stock pursuant to the Company's 1993 Stock Plan (the "Plan"), a copy of which was provided to you.
The options vest over four years with 1/4 of the shares subject to the options vesting one year from the effective date of your employment and 1/48 of the shares vesting at the end of each full month thereafter until all shares are vested, subject to all provisions of the Plan and your continued employment with the Company. Subsequent stock option grants have been, and will be, made pursuant to this same Plan with vesting schedules pursuant to standard Company practice at the time of grant.





Christine Hanni
May 12, 1999
Page 2 of 2

4. At-Will Employment: You should be aware that your employment with the Company is for no specified period and constitutes "at-will" employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or no reason. In the event of termination of your employment, you will not be entitled to any payments, benefits, damages, awards, or compensation other than as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.

5. The terms of this letter supersede any remaining current terms of any previous employment arrangements with the Company.

Christine, we look forward to your continued employment with the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing the enclosed copy of this letter in the space provided below and returning it to me.

Sincerely yours,

ArthroCare Corporation





Michael A. Baker
President and Chief Executive Officer

MAB/gt

Accepted:


__________________________________              ______________________________
Christine Hanni                                 Date